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                                                                    EXHIBIT 99.2

                      GREAT LAKES DREDGE & DOCK CORPORATION
                    PLANS TO ISSUE SENIOR SUBORDINATED NOTES


OAK BROOK, ILLINOIS - April 17, 2001 - Great Lakes Dredge & Dock Corporation today announced plans to issue $40 million of 11 1/4% Senior Subordinated Notes due 2008. Interest on the notes will be paid semi-annually and the notes may be redeemed on or after August 15, 2003. Prior to August 15, 2001, 35% of the notes may be redeemed from the proceeds of certain equity offerings. The proceeds from the sale of the notes will be used to fund the acquisition of 80% of the capital stock of North American Site Developers, Inc., pay related fees and expenses and repay a portion of outstanding borrowings under Great Lakes' revolving credit facility. The notes are being issued in a private placement and are expected to be resold by the initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act of 1933.

The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This does not constitute an offer to sell or the solicitation of an offer to buy any security in any jurisdiction in which such an offer or sale would be unlawful.

The matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or another comparable terminology, or by discussions of strategy, plans or intentions. In particular, any statements, express or implied, concerning future operating results, backlog prospects or ability to generate revenues, income or cash flow to service debt are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These include risks associated with Great Lakes' substantial leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, government regulation, restrictive debt covenants and fluctuations in quarterly operations. In light of these and other uncertainties, the inclusion of forward-looking statements in this news release should not be regarded as a representation by Great Lakes that Great Lakes' plans and objectives will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Great Lakes assumes no obligation to update information contained in this news release.